AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 2006

Registration No. 333-112765-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 2

ON

FORM S-8

TO

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NCO GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2858652 (I.R.S. Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania (Address of Principal Executive Offices)	19044 (Zip Code)

NCO Portfolio Management, Inc. 2000 Stock Option Plan

(Full title of plan)

Michael J. Barrist

Chairman of the Board, President and Chief Executive Officer

NCO Group, Inc.

507 Prudential Road

Horsham, Pennsylvania 19044

(Name and address of agent for service)

215-441-3000

(Telephone number, including area code,

of agent for service)

Copies of communications to:

Francis E. Dehel, Esquire

Blank Rome LLP

One Logan Square

Philadelphia, PA 19103

(215) 569-5500

Facsimile (215) 569-5555

This Post-Effective Amendment No. 2 on Form S-8 to Form S-4 Registration Statement is being filed solely to remove from registration securities that were registered and will not be issued in connection with the Registrant’s offering.

The Post-Effective Amendment No. 1 on Form S–8 to Form S-4 Registration Statement (Registration No. 333–112765-01) (the “Registration Statement”) of NCO Group, Inc., a Pennsylvania Corporation (“NCO”), pertaining to the registration of 260,010 shares of NCO common stock, no par value per share (as such amounts may have increased for any stock splits, stock dividends, or similar transactions occurring subsequent to the original filing date), to which this Post–Effective Amendment No. 2 relates, was originally filed with the Securities and Exchange Commission on April 20, 2004.

NCO, Collect Holdings, Inc. (“Parent”) and Collect Acquisition Corp., a wholly owned subsidiary of Parent (“Acquisition”) entered into an Agreement and Plan of Merger, dated as of July 21, 2006 (the “Merger Agreement”), pursuant to which, among other things, Acquisition would be merged with and into NCO (the “Merger”), NCO would be the surviving corporation in the Merger, and all shares of NCO common stock, no par value per share, outstanding at the effective time of the Merger would be converted into the right to receive $27.50 per share, without interest.

On November 9, 2006, NCO held a special meeting of shareholders at which NCO shareholders approved the adoption of the Merger Agreement. The Merger will become effective on November 15, 2006 upon the filing of Articles of Merger with the Commonwealth of Pennsylvania (the “Effective Time”).

As a result of the Merger, NCO has terminated all offerings of NCO common stock pursuant to its existing registration statements as of the Effective Time, including the Registration Statement. In accordance with an undertaking made by NCO in the Registration Statement to remove from registration, by means of a post–effective amendment, any shares of NCO common stock which remain unsold at the termination of the offering, NCO hereby removes from registration all shares of NCO common stock registered under the Registration Statement which remain unsold as of the Effective Time.

Item 8. Exhibits

The following exhibit is filed as part of this registration statement.

Regulation S-K Exhibit Number	Description

24.1	Power of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 on Form S-8 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Horsham, Commonwealth of Pennsylvania on November 15, 2006.

NCO Group, Inc.
By	*

Michael J. Barrist Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 on Form S-8 to Form S-4 Registration Statement has been signed on November 15, 2006 by the following persons in the capacities indicated:

Signatures	Title

*	Chairman of the Board, President and Chief Executive Officer (principal executive officer)

Michael J. Barrist
*	Executive Vice President, Finance and Chief Financial Officer; (principal financial and accounting officer)

John R. Schwab
*	Director

William C. Dunkelberg, Ph.D.
*	Director

Ronald J. Naples
*	Director

Leo J. Pound
*	Director

Eric S. Siegel
*	Director

Allen F. Wise

*By:	/s/ John R. Schwab

John R. Schwab Attorney-in-Fact

Exhibit Index

Regulation S-K Exhibit Number	Description

24.1	Power of Attorney